EXHIBIT 99.1

Woodward Announces Increased Quarterly Dividend

Restores quarterly cash dividend to $0.1625

FORT COLLINS, Colo., Feb. 01, 2021 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ: WWD) today announced that its Board of Directors approved a dividend of $0.1625 per share, up from the prior quarter’s dividend of $0.08125 per share. The dividend will be payable on March 8, 2021, for stockholders of record as of February 22, 2021.

“The significant increase in our dividend reflects the successful execution of the decisive actions we took in response to the unprecedented economic uncertainty related to the COVID-19 global pandemic and our increasing confidence in the position of our business as well as the strength of our balance sheet. Now that global markets are beginning to stabilize, we are moving toward our pre-COVID-19 capital deployment strategy to continue generating value for our shareholders and emerge as a stronger, more agile Woodward,” said Thomas A. Gendron, Chairman and Chief Executive Officer of Woodward.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Notice Regarding Forward-Looking Statements

The statements in this release contain forward-looking statements that involve risks and uncertainties, including statements concerning the company’s quarterly cash dividend. Actual results could differ materially from projections or any other forward-looking statements and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2020.

CONTACT:	Don Guzzardo
Vice President, Investor Relations and Treasurer
970-498-3580
Don.Guzzardo@woodward.com